EXHIBIT 12

                        Overseas Shipholding Group, Inc.
                       Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)
       Presented in connection with Registration Statement No. 333-111890
                            Filed on January 13, 2004

                                                                    Year ended December 31,
                                            -------------------------------------------------------------------------
                                               2003            2002            2001            2000            1999
                                            -------------------------------------------------------------------------
Earnings:
Income/(loss) before federal income
    taxes                                   $ 168,153       $ (20,864)      $ 154,445       $ 132,989       $  21,764
Less: equity in (earnings) of 50% -or-
   less-owned companies                       (33,965)        (11,407)        (20,474)        (11,449)         (7,132)
Less: (gain) on planned vessel
   dispositions                                    --              --              --              --         (12,404)
                                            -------------------------------------------------------------------------
Pretax income/(loss) from continuing          134,188         (32,271)        133,971         121,540           2,228
   operations
Add: fixed charges                             68,746          61,775          63,468          67,920          58,285
Less: interest capitalized during the
   period                                      (3,987)         (4,949)        (13,151)        (15,411)        (10,614)
Add: amortization of capitalized
   interest                                     3,000           3,000           3,000           3,000           3,000
                                            -------------------------------------------------------------------------
Total Earnings                              $ 201,947       $  27,555       $ 187,288       $ 177,049       $  52,899
                                            =========================================================================

Fixed Charges:
Interest expense, including
   amortization of deferred finance
   costs                                    $  62,124       $  52,693       $  45,035       $  46,667       $  43,008
Add: interest capitalized during the
   period                                       3,987           4,949          13,151          15,411          10,614
Add: interest portion of rental
   expense                                      2,635           4,133           5,282           5,842           4,663
                                            -------------------------------------------------------------------------
Total Fixed Charges                         $  68,746       $  61,775       $  63,468       $  67,920       $  58,285
                                            =========================================================================

Ratio of Earnings to Fixed Charges               2.9X              --            2.9X            2.6X              --
                                            =========================================================================
The deficiency of earnings
   necessary to cover fixed charges                         $  34,220                                       $   5,386
                                            =========================================================================
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